loanDepot to launch all-digital mello HELOC

•Innovative new products will give customers fast and frictionless access to financing during all of life’s critical moments
•Rising interest rates and high inflation make HELOCs a smart source of capital for many homeowners
•Consumers will apply and get approved online in a matter of minutes and gain access to funds in as little as seven days
•Company’s unrivaled mix of assets—including sophisticated top-of-funnel marketing engine, nearly 3,000 licensed loan officers, proprietary tech stack and national brand—position mello to efficiently fulfill customer demand

FOOTHILL RANCH, Calif., May 3, 2022 /PRNewswire/ -- loanDepot, Inc. (“LDI” or “Company”) (NYSE: LDI), today announced its mello business unit will launch a series of innovative, digital-first, secured and unsecured lending products designed to help consumers easily and conveniently access their funds in as little as seven days. First out of the gate will be the game-changing mello HELOC, due to launch in the third quarter of 2022.

Double digit home value appreciation over the last two years has resulted in homeowners across the country gaining new wealth through record levels of home equity. According to the Federal Reserve, homeowners have amassed more than $26 trillion1 in home equity that could be deployed to address a variety of financial needs. At the same time, rising interest rates coupled with high inflation make home equity lines of credit a smart and convenient way for consumers to leverage their equity. The all-digital mello HELOC will let customers tap into their most valuable asset with a speed and ease not currently available through standard HELOC products offered by traditional banks or lenders.

“Home equity is at an all-time high and many homeowners would benefit greatly from an easier and faster way to access that capital,” said loanDepot, Inc. President and CEO Frank Martell. “At the same time, loanDepot’s unrivaled mix of assets—including our diverse customer engagement channels, sophisticated performance marketing engine, nearly 3,000 licensed loan officers, proprietary tech stack and national brand—puts us in an outstanding position to help them. We will leverage the strength of our brand and our powerful top-of-funnel marketing prowess, with millions of annual top-of-funnel consumer leads and more than 1 million outbound customer calls per day, to efficiently fulfill it.

“Homeowners have certainly enjoyed the record-low interest rates of the last two years,” continued Martell. “Now with our game-changing mello HELOC, we can give them a safe, fast and easy way to access their equity while preserving historically low interest rates. This is the financial tool America’s homeowners need and we are the company that can deliver it.”

The hallmarks of the mello HELOC will be digital simplicity and speed, with a timeframe from application to funding in as little as seven days. Consumers will get a no-hassle, online rate quote in less than five minutes and can pre-qualify with no adverse impact to their credit scores. The fully online application will make it fast and easy to get started. From there, sophisticated digital tools and automated processes will reduce the friction associated with a traditionally inefficient, paper-based loan approval and funding process. Customers will be able to manage their entire loan process online but will also have access to talented, licensed loan officers to guide them through the process if they so choose.

“mello is a Greek word meaning ‘about to be,’ which represents our innovation mindset,” said mello President and COO Zeenat Sidi. “Our brand is about accelerating around the curve with fast, frictionless and fully digital customer
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experiences that deliver speed, ease and value from start to finish. Today’s consumers are facing a trifecta of economic pressures: rising interest rates, high inflation and economic uncertainty. Whether they’re consolidating their debt to lower their monthly payments, swapping higher-interest credit card debt for a lower interest rate, or embarking on a renovation to improve their quality of life, the mello HELOC will offer an easy, convenient and smart way for consumers to make their home equity work harder for them.”

The mello HELOC further expands LDI’s diversified loan origination model and underscore the Company’s commitment and ability to design products that fit consumer demands and trends. While the loanDepot brand will continue to focus on its industry-leading first-lien mortgage products, mello will focus on developing mortgage-adjacent lending products that deliver a fast, easy and seamless way for customers to fulfill a variety of financial needs.

About loanDepot, Inc.
loanDepot, Inc. (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as the nation's second largest retail mortgage lender, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021, which are difficult to predict. Therefore, current plans, anticipated actions, including, but not limited to, the launch date, timeframes and anticipated benefits of mello HELOC, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

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